Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Illumination Acquisition Corp. I

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Other	Units, each consisting of one Ordinary Share, $0.0001 par value, and one Redeemable Warrant to purchase one-third of one Ordinary Share(2)	457(a)	23,000,000	$10.00	$230,000,000	0.0001381	$31,763
Fees to Be Paid	Equity	Ordinary Shares, $0.0001 par value included as part of the Units(3)	457(g)	23,000,000	-	-	-	-	(4)
Fees to Be Paid	Equity	Warrants included as part of the Units(3)	457(g)	7,666,667	-	-	-	-	(4)
Fees to be Paid	Equity	Ordinary Shares underlying the Warrants included as part of the Units	457(g)	7,666,667	$11.50	$88,166,670.50	0.0001381	12,175.82
	Total Offering Amounts					$318,166,670.50		$43,938.82
	Total Fees Previously Paid							-
	Net Fee Due							$43,938.82

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Represents 23,000,000 units, including 20,000,000 units to be issued in the offering and up to 3,000,000 units which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any, each consisting of one Ordinary Share and one half of one warrant, each whole warrant entitling the holder to purchase one Ordinary Share.
(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(4)	No fee pursuant to Rule 457(g).